September 6, 1996

Albert H. Elfner, III
c/o Keystone Investments, Inc.
200 Berkeley Street
Boston, Massachusetts 02116-5034

Dear Mr. Elfner:

This letter sets forth the agreement between you and Keystone Investments, Inc. ("Keystone") with respect to the payment to you by Keystone of certain compensation if the acquisition of Keystone by First Union National Bank of North Carolina (or an affiliate thereof) were to occur (the "Acquisition") and you continue as an active, full-time employee of Keystone for the full one-year, two-year and/or three-year periods following the effective date of the Acquisition (each, a "Pay-to-Stay Period" and together, the "Pay-to-Stay Periods") or termination occurs as provided below.

If you remain an employee of Keystone in your present or a substantially equivalent position for a Pay-to-Stay Period, at the end of each such Pay-to-Stay Period during which you remain so employed you will receive a payment in an amount equal to $440,000 (the "Annual Payment"). The annual level of base salary paid to you during the Pay-to-Stay Periods will be no less than such level as of the date hereof.

Except as provided herein in the event of your death or disability, if your employment terminates at any time during any Pay-to-Stay Period for any reason, during the 12-month period (the "Standstill Period") following such termination you agree (i) not to accept employment from any entity engaged in providing investment advice to investment companies or acquire or hold any interest as a stockholder, director, agent or otherwise in any such entity, and (ii) not to hire any person who was employed by Keystone or any of its affiliates within the six-month period preceding any such hiring. At the end of such Standstill Period, (a) in the event you voluntarily terminated employment, Keystone agrees to pay you the Annual Payment, if any or (b) in the event your employment is terminated for any other reason other than for Cause (as hereinafter defined), Keystone agrees to pay you any remaining unpaid Annual Payments.

During the Pay-to-Stay Periods, your job will be located in Boston, Massachusetts. If during the Pay-to-Stay Periods your job is relocated more than 25 miles from Boston or is changed so that it is no longer a substantially equivalent position, and as a result you terminate your employment, your job will be considered terminated for other than Cause.

During the Pay-to-Stay Periods, Keystone will not terminate your employment for any reason other than (a) misconduct or (b) willful neglect of your duties after Keystone has given you written notice specifying such conduct by you and giving you a reasonable period of time (not


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less than 30 days), to conform your conduct to such duties (each of the foregoing (a) or (b) constituting "Cause"). In the event of your death or disability prior to the end of any Pay-to-Stay Period or the Standstill Period, Keystone will make any remaining unpaid Annual Payments. The Annual Payments will be less required withholding taxes. This letter agreement sets forth the entire agreement between us with respect to the subject matter hereof and is governed by the laws of Massachusetts.

You agree to remain employed by Keystone during the period from the date of this letter through the effective date of the Acquisition. It is understood and agreed that any of the payments by Keystone (or any successor corporation following the Acquisition) to you pursuant to this letter agreement may be made in the form of cash or shares of First Union Corporation common stock, at the option of Keystone (or any such successor corporation following the Acquisition).

If you accept this offer and agree to its terms, please sign both copies of this letter and return one copy to Rosemary D. Van Antwerp, General Counsel of Keystone.

                                        KEYSTONE INVESTMENTS, INC.

                                        By: /s/ Edward F. Godfrey
                                            ------------------------------
                                            Name:
                                            Title:

Accepted and agreed to
this 6th day of September, 1996

/s/ Albert H. Elfner, III
------------------------------------
Albert H. Elfner, III